Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan of our reports dated February 12, 2019, with respect to the consolidated financial statements of Graphic Packaging Holding Company and the effectiveness of internal control over financial reporting of Graphic Packaging Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 22, 2019
Atlanta, Georgia